SCHEDULE A

to the

CUSTODY AGREEMENT

Funds to be serviced under the Custody Agreement as of August 5, 2009

Amerigo Fund

Clermont Fund

Select Appreciation Fund*

Descartes Fund

Liahona Fund

Reservoir Fund

Select Equity Fund

Enhanced Income Fund

Flexible Income Fund

* Formerly known as Berolina Fund

The parties hereto agree to the terms of this Schedule A effective as of the 5th day of August 2009.

ADVISORONE FUNDS

FIRST NATIONAL BANK OF OMAHA

By:__/s/ W. Patrick Clarke________                       By:__/s/ John Lenihan___________

W. Patrick Clarke, President

               John Lenihan, Senior Trust Officer